EXHIBIT 99.1

TIMWEN PARTNERSHIP

Financial Statements
December 28, 2014

Report of Independent Registered Public Accounting Firm

To the Partners of TIMWEN Partnership

We have audited the accompanying balance sheets of TIMWEN Partnership as of December 28, 2014 and December 29, 2013, and the related statements of income and comprehensive income, partners’ equity and cash flows for each of the years in the three-year period ended December 28, 2014. The Partnership’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We were not engaged to perform an audit of the company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TIMWEN Partnership as of December 28, 2014 and December 29, 2013 and the results of its operations and its cash flows for each of the years in the three-year period ended December 28, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
February 25, 2015

TIMWEN Partnership
Balance Sheet (In Thousands of Canadian Dollars)

	December 28, 2014	December 29, 2013

Assets

Revenue-producing properties	$66,269	$69,109

Cash	4,175	3,577

Accounts receivable	3,099	3,132

Investment in Grimsby Food Court Ltd.	1,784	1,818

Prepaid expenses	665	611

	$75,992	$78,247

Liabilities

Accounts payable and accrued liabilities	$2,321	$1,207

Deferred lease inducements	2,496	2,789

Straight-line rent	4,669	4,983

	9,486	8,979

Commitments and contingencies

Partners’ equity	66,506	69,268

	$75,992	$78,247
See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Income and Comprehensive Income
(In Thousands of Canadian Dollars)
	Year ended
	December 28, 2014	December 29, 2013	December 30, 2012

Revenues
Rental income	$40,386	$39,894	$39,692

Expenses
Rental expense - net of lease inducements	7,269	7,202	7,689
Operating expenses	568	502	439
Depreciation and amortization	4,490	3,956	4,367
	12,327	11,660	12,495
Operating income for the year	28,059	28,234	27,197

Other income
Interest income	78	70	73
Equity in income of Grimsby Food Court Ltd.	101	117	96
Other income	0	1	4
	179	188	173
Net income and comprehensive income	$28,238	$28,422	$27,370

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Partners’ Equity (In Thousands of Canadian Dollars)

	Year ended
	December 28, 2014			December 29, 2013	December 30, 2012

	Wendy’s	Barhav
	Restaurants of	Developments
	Canada Inc.	Limited	Total	Total	Total

Partners’ equity - Beginning of year	$34,634	$34,634	$69,268	$70,346	$73,476

Distributions to partners	(15,500)	(15,500)	(31,000)	(29,500)	(30,500)
Net income for the year	14,119	14,119	28,238	28,422	27,370

Partners’ equity - End of year	$33,253	$33,253	$66,506	$69,268	$70,346

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Cash Flows (In Thousands of Canadian Dollars)

	Year ended
	December 28, 2014	December 29, 2013	December 30, 2012

Cash provided by (used in)

Operating activities
Net income for the year	$28,238	$28,422	$27,370
Add: Items not affecting cash
Depreciation and amortization	4,490	3,956	4,367
Straight-line rent	(282)	(438)	12
Amortization of deferred lease inducements	(293)	(293)	(293)
Equity in earnings of investment in Grimsby Food Court Ltd.	(101)	(117)	(96)
Distributions received from Grimsby Food Court Ltd.	135	190	205

Change in operating assets and liabilities
Accounts receivable	33	132	1,061
Prepaid expenses	(54)	7	4
Accounts payable and accrued liabilities	(86)	(2,154)	(162)

Net cash provided by operating activities	32,080	29,705	32,468

Investing activities
Additions to revenue-producing properties	(482)	(155)	(1,120)

Financing activities
Distributions to partners	(31,000)	(29,500)	(30,500)

Change in cash	598	50	848

Cash - Beginning of year	3,577	3,527	2,679

Cash - End of year	$4,175	$3,577	$3,527

See accompanying notes to the financial statements.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

1.	Nature of operations

The TIMWEN Partnership is between Barhav Developments Limited (a wholly owned subsidiary of TDL Group Corp. Ltd. (TDL)) and Wendy’s Restaurants of Canada Inc. (WROC), and was formed in 1995. The partnership leases restaurant facilities to WROC and TDL.

Fiscal year
The partnership’s fiscal year ends on the Sunday nearest to December 31. The 2014, 2013 and 2012 fiscal years consisted of 52 weeks.

2. Summary of significant accounting policies partnership accounts

Partnership accounts
The accompanying financial statements include only the assets and liabilities of the business carried on under the name TIMWEN Partnership and do not include other assets, liabilities, revenues and expenses of the partners. No provision for income taxes has been made in these financial statements since income of the partnership is taxable in the hands of the partners.

Basis of presentation
The partnership prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP).

The functional currency of the partnership is the local currency in which it operates, which is the Canadian dollar, as the majority of the partnership’s operations and cash flows are based in Canada and the partnership’s operations are primarily managed in Canadian dollars. The partnership’s reporting currency is the Canadian dollar.

Revenue-producing properties
Revenue-producing properties are stated at acquisition cost, less accumulated depreciation and amortization. Acquisition cost comprises land acquisition and building construction costs. Depreciation and amortization are provided for on the straight-line basis over the estimated useful lives of the assets at the following rates:

Buildings     Up to 40 years
Leasehold improvements and deferred design costs and other     The lesser of the useful life of the asset or the lease term
Construction-in-progress        Stated at cost and is not amortized

Long-lived assets
Long-lived assets are analyzed for impairment at the individual restaurant level, which represents the lowest level of independent cash flow for the business. They are tested for impairment whenever an event or circumstance occurs that indicates impairment may exist, including a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of prior to the end of its estimated useful life. There were no such events in the current or prior year.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

Leases
When determining the lease terms, the partnership includes the renewal period for which failure to renew the lease imposes an economic penalty in such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. The primary penalty to which the partnership is subject is the economic detriment associated with the existence of leasehold improvements that might be impaired if the partnership chooses not to exercise the available renewal options.

Minimum lease payments, including scheduled rent increases, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms and any period during which the partnership has the use of the property but is not charged rent by a landlord. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options.

Investment in Grimsby Food Court Ltd.
The investment in the Grimsby Food Court Ltd. is accounted for as an equity investment. The investment is analyzed for other than temporary impairment where evidence exists that there is an inability to recover the carrying amount of the investment or inability to sustain an earnings capacity that would justify the carrying amounts of the investment. No such indicator was noted in the current or prior year.

Deferred lease inducements
Lease inducements are leasehold improvements paid by landlords and are recorded as a liability and amortized as a reduction in rent expense. They are deferred and amortized on a straight-line basis over the lease term which is typically a minimum of 20 years.

Revenue recognition
Rental revenue is recognized on a percentage of sales volume and is recognized as earned.

Use of estimates
The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

3.	Revenue-producing properties

	December 28, 2014			December 29, 2013
		Accumulated
		depreciation and
	Cost	amortization	Net	Net
Land	$21,231	$—	$21,231	$21,231
Buildings	36,051	17,640	18,411	19,161
Leasehold improvements	63,653	37,837	25,816	27,790
Deferred design costs and other	2,215	1,404	811	927
	$123,150	$56,881	$66,269	$69,109

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

4.	Related party transactions and balances
During the fiscal years and as of the end of the fiscal years presented, the partnership had the following transactions with related parties.

	December 28, 2014	December 29, 2013	December 30, 2012
Rental income
TDL	$25,358	$25,054	$24,998
WROC	15,028	14,840	14,694
	$40,386	$39,894	$39,692

Management fee
WROC - included in operating expenses	$275	$275	$275

Related party rental expense
TDL	$240	$232	$231

Management fee
TDL - included in revenue-producing properties	$91	$183

Amounts included in accounts receivable
TDL	$1,962	$1,972
WROC	1,137	1,160
	$3,099	$3,132
Amounts included in accounts payable
TDL	$1,401	$254

These transactions are in the normal course of operations.

The amounts due from the partners, which have arisen as a result of the above transactions, are non-interest bearing and due on demand.

5.	Deferred lease inducements

	December 28, 2014			December 29, 2013
		Accumulated
	Cost	amortization	Net	Net
Deferred lease inducements	$6,680	$4,184	$2,496	$2,789

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

6.	Leases
Minimum lease payments under long-term operating lease agreements for various properties are as follows:

2015	$7,626
2016	7,394
2017	7,393
2018	6,808
2019	6,321
2020 and thereafter	20,052
Total	$55,594

The minimum lease payments include $17,492 related to renewal periods reasonably assured of being exercised.

All leased locations are subleased to WROC or to TDL at amounts based on restaurant revenues.

7.	Financial instruments
Due to their short-term maturities, the carrying value of the partnership’s cash, accounts receivable and accounts payable and accrued liabilities approximate their estimated fair value.

8.	Commitments and contingencies
The partnership is party to various legal actions and complaints arising in the ordinary course of business. It is the opinion of the partnership’s management that the ultimate resolution of such matters will not materially affect the partnership's financial condition or income.

9.	Subsequent events
The partnership has evaluated events subsequent to December 28, 2014 and up to February 25, 2015 which corresponds to the date these financial statements were issued (or available to be issued).